Exhibit 99.1

Rogers Corporation Reports 2010 Third Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--November 1, 2010--Rogers Corporation (NYSE:ROG) announced today third quarter 2010 revenues of $101.3 million and earnings per diluted share of $0.55. Revenues and earnings per diluted share were consistent with the Company’s guidance announced on August 2, 2010 of $97 - $102 million in revenues and $0.52 - $0.57 earnings per diluted share. Third quarter 2009 revenues were $81.0 million with net earnings of $0.40 per diluted share. Pre-tax income was $12.8 million or 12.6% of sales for the third quarter 2010, a level not achieved since 2006, compared to $6.8 million or 8.4% of sales for the third quarter 2009.

High Performance Foams

High Performance Foams set an all time quarterly record for sales of $40.6 million for the third quarter of 2010, an increase of 20% compared to third quarter 2009 sales of $33.8 million. The Company’s industry-leading products for cushioning, sealing and protecting sensitive components in mobile internet devices were in high demand, especially for new devices with large touch screen displays. Sales of products that meet stringent industry standards in the mass transit market, particularly seating and sealing applications, remained strong. The Company also began shipping products designed into new Hybrid-Electric automobiles in the quarter. The revenues for high performance foams are typically highest in the third quarter. However, the Company believes sales late in the second quarter and early in the third quarter of 2010 were higher than normal due to an inventory build by one very large cell phone OEM. This was caused by the OEM’s reaction to a labor strike at a major electronic manufacturing service (EMS) provider. Additionally, the Company’s fabricators built additional inventory anticipating a continued increase in orders in the third quarter period.

Printed Circuit Materials

Sales of Printed Circuit Materials (PCM) for the third quarter of 2010 were $37.4 million, an increase of 31% from the $28.6 million reported in the third quarter of 2009. Robust demand for printed circuit materials continued in the wireless infrastructure market as the pace of 3G and 4G systems deployments around the world accelerated. Defense applications and other markets requiring high reliability printed circuit materials also remained strong. During the past quarter the Company has seen an increase in the number of design wins for its printed circuit materials moving into commercial production.

Power Distribution Systems

Power Distribution Systems (PDS) sales for the third quarter of 2010 were $10.4 million, compared to sales of $9.7 million reported in the third quarter of 2009. Mass transit applications remained strong and demand for wind turbine applications in Asia recovered in the third quarter of 2010 leading to record sales in the month of September.

Joint Ventures

Rogers’ 50% owned unconsolidated joint ventures had third quarter 2010 sales totaling $28.0 million compared to the $30.4 million sold in the third quarter of 2009. Sales in the third quarter of 2009 included $5.5 million of sales from the Company’s 50/50 Polyimide Laminate Systems (PLS) joint venture with Mitsui Chemicals, Inc., which was dissolved on March 31, 2010 and is now included in the Company’s consolidated results.

In October 2010, the Company sold its position in the 50/50 joint venture, Rogers Chang Chun Technology Co., Ltd. (RCCT), and will record a gain of approximately $3.2 million or $0.15 per diluted share in the fourth quarter of 2010. This action essentially completes the Company’s exit of the commoditized flexible circuit materials business and allows it to focus more on growing its core strategic businesses.

Operational Highlights

Rogers’ gross margin for the third quarter of 2010 was 36.4% versus 30.4% for the third quarter of 2009. The third quarter 2010 gross margin benefited from increased capacity utilization and improved operating leverage as compared to the year ago quarter. Going forward, as the Printed Circuit Materials business prepares to bring additional capacity on line in its Suzhou, China facility in 2011, it will incur higher costs that will have a slight negative impact on gross margins during this transition period.

Rogers’ balance sheet ended the third quarter with cash and short-term investments of $53.2 million and long-term auction rate securities of $37.8 million at par value. Total inventories increased to $46.6 million at the end of the third quarter of 2010 as compared to $33.8 million at the end of 2009. This increase in inventories was necessary to support the higher level of sales occurring in 2010.

Capital expenditures were approximately $3.7 million and $6.8 million for the third quarter and year-to-date of 2010, respectively, and are expected to total approximately $15 million for the year.

The Company’s third quarter effective tax rate was 30.7%. The Company believes its effective tax rate will be in the range of 26% for the full year of 2010.

Robert D. Wachob, Rogers’ President and CEO commented; “I am quite pleased with our continued progress in the third quarter and how our people have held the cost reduction gains implemented in 2009. Looking forward I see the markets for our products to continue to be healthy, albeit at a slower rate of growth than earlier in the year and with some customer inventory corrections, especially in our High Performance Foams business. Our PLS business will reach end of life at year end, and as of October we have sold our remaining interest in RCCT to Chang Chun Plastics Co., Ltd. This essentially ends our almost 40 year participation in the flexible materials business. Several significant transitions are expected to occur in the fourth quarter. We are moving part of our elastomer components business in China from a nearby leased facility to our main campus in Suzhou. Our PDS business will begin start-up activities at our Arizona facility. PCM will begin start-up in earnest of our new facility in Suzhou with a goal of having first qualification samples to our customers early in the first quarter of 2011. Finally, we are progressing more rapidly than planned in our high speed digital application initiatives and will incur several hundred thousand dollars of expense for customer qualification materials. All of this bodes very well for the future growth of the Company. Our fourth quarter is usually less robust than our third quarter and this year should be no different. I expect sales between $91 and $96 million and earnings ranging from $0.52 to $0.57 per diluted share, including a one-time gain of $0.15 per diluted share related to the sale of our 50% share of RCCT.”

About Rogers Corporation

Rogers Corporation, headquartered in Rogers, Connecticut is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, and Illinois), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China and Ansan, South Korea). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, South Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation and in Taiwan with Chang Chun Plastics Co., Ltd.

The world runs better with Rogers. ® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2009 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of November 1, 2010 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and November 2, 2010 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss third quarter results will be held on Tuesday, November 2, 2010 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO
Dennis M. Loughran, Vice President Finance and CFO
Debra J. Granger, Vice President Corporate Compliance and Controls
Robert M. Soffer, Vice President and Secretary
Ronald J. Pelletier, Corporate Controller and Principal Accounting Officer
William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929        Toll-free in the United States

1-973-935-8524        Internationally

There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Tuesday, November 9, 2010. The passcode for the audio replay is 20559354.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net sales	$101,331	$81,019	$281,876	$213,862
Cost of sales	64,496	56,422	177,447	158,293
Gross margin	36,835	24,597	104,429	55,569

Selling and administrative expenses	20,793	16,390	65,476	51,941
Research and development expenses	4,792	3,812	14,214	13,526
Restructuring and impairment charges	-	189	-	18,111
Operating income (loss)	11,250	4,206	24,739	(28,009)

Equity income in unconsolidated joint ventures	2,373	2,287	6,348	3,494
Other income (expense), net	(759)	212	1,051	(110)
Net impairment losses	(149)	-	(267)	(453)
Interest income, net	70	81	174	368
Acquisition gain	-	-	-	2,908
Income (loss) before income tax	12,785	6,786	32,045	(21,802)

Income tax expense	3,929	455	8,022	48,118
Net income (loss)	$8,856	$6,331	$24,023	$(69,920)

Basic net income (loss) per share:	$0.56	$0.40	$1.52	$(4.46)
Diluted net income (loss) per share:	$0.55	$0.40	$1.50	$(4.46)

Shares used in computing:
Basic	15,816,131	15,712,724	15,790,161	15,674,898
Diluted	16,006,948	15,736,318	15,962,887	15,674,898

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$53,241	$57,738
Short-term investments	-	399
Accounts receivable, net	66,512	46,179
Accounts receivable from joint ventures	1,555	2,654
Accounts receivable, other	1,589	909
Taxes Receivable	2,596	2,677
Inventories	46,642	33,826
Prepaid income taxes	2,290	1,949
Deferred income taxes	326	484
Asbestos-related insurance receivables	6,944	6,944
Assets held for sale	5,841	5,841
Other current assets	6,441	4,615
Total current assets	193,977	164,215

Property, plant and equipment, net	118,964	123,140
Investments in unconsolidated joint ventures	33,176	33,968
Deferred income taxes	6,653	8,227
Goodwill and other intangibles	32,555	10,340
Asbestos-related insurance receivables	20,466	20,466
Long-term marketable securities	34,190	37,908
Investments, Other	5,000	5,000
Other long-term assets	4,339	4,214
Total assets	$449,320	$407,478

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,477	$9,308
Accrued employee benefits and compensation	27,446	16,081
Accrued income taxes payable	2,146	1,349
Asbestos-related liabilities	6,944	6,944
Other current liabilities	7,783	9,163
Total current liabilities	55,796	42,845

Pension liability	24,641	28,641
Retiree health care and life insurance benefits	8,053	8,053
Asbestos-related liabilities	20,587	20,587
Non-current income tax	7,540	8,299
Deferred Income Taxes	6,524	5,406
Other long-term liabilities	3,247	697
Shareholders’ equity	322,932	292,950
Total liabilities and shareholders’ equity	$449,320	$407,478

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President and Finance and Chief Financial Officer
Fax: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
william.tryon@rogerscorporation.com
Fax: 860-779-5509